UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2023

SIGMA ADDITIVE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-38015	27-1865814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3900 Paseo del Sol

Santa Fe, New Mexico 87507

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 438-2576

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SASI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On January 26, 2023, Sigma Additive Solutions, Inc. (“we,” “our,” “us,” or the “Company”) agreed to issue to a holder of 132 shares of the Company’s outstanding Series D Preferred Stock (the “Preferred Shares”) a five-year warrant to purchase up to 225,000 shares of common stock of the Company at an initial exercise price of $0.58 per share, the closing price of the common stock as reported on the Nasdaq Capital Market on such date, which exercise price is subject to adjustment in the event of a stock split, reverse stock split and similar events. The warrant was issued in consideration of the holder’s agreement to convert, in full, the Series D Shares in accordance with their terms into 270,828 shares of common stock, which equates to a conversion price of $0.58 per share. The warrant was issued without registration under the Securities Act of 1933, as amended, in reliance on the exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506(b) of Regulation D under the Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

As previously reported, on July 1, 2022, the Board of Directors (the “Board”) of the Company adopted certain compensatory arrangements of our named executive officers, including a retention bonus plan and a change in control plan of Jacob Brunsberg, our Chief Executive Officer, Frank Orzechowski, our Chief Financial Officer and Darren Beckett, one of our other named executive officers, whom we collectively refer to in this Report as the “Participating Executives.” The change in control plan contemplated that the Participating Executives each would be entitled to a cash payment equal to his base annual salary in effect on July 1, 2022 if his employment is terminated “without cause” within 180 days following a “change in control.” At a meeting of the Board on January 24, 2023, upon the recommendation of the Compensation Committee of the Board, the Board determined to modify the change in control plan to provide that Messrs. Brunsberg and Orzechowski each would be entitled to a cash payment equal to two times his base annual salary in effect on July 1, 2022, less any base salary payments received between the date of the “change in control” and the termination date, if his employment is terminated “without cause” within two years, rather than 180 days, following a “change in control.”

Also on January 24, 2023, the Board approved the form of Retention Bonus and Change in Control Agreements with each of the Participating Executives memorializing the retention bonus plan and the change in control plan as modified as it relates to Messrs. Brunsberg and Orzechowski as described above. Upon the recommendations of management and of the Compensation Committee, the Board also approved the grant to the non-employee directors, officers and key employees of the Company under the Company’s 2013 Equity Incentive Plan of nonqualified stock options to purchase an aggregate of up to 433,665 shares of common stock of the Company. The stock options will have an exercise price of $0.58 per share, the market price of the common stock as reported on the Nasdaq Capital Market on January 26, 2023, and will otherwise be on the terms and provisions set forth in the Company’s standard-form stock option agreements for non-employee directors and officers and other employees.

Item 8.01 Other Information.

Workforce Change

As previously reported, the Company believes the additive manufacturing industry continues to evolve and that there is also a trend toward consolidation in the industry as companies align for profitability. The Company continues to believe alignment with a strategic partner may allow for common growth, vision, and funding of the Company to achieve its mission, as well as an opportunity for other strategic relationships, including potential acquisitions that can further accelerate the execution of our digital quality vision. In this regard, the Company recently furloughed several of its workforce to conserve its existing cash while it considers possible strategic or financing transactions.

Anti-dilution Adjustments

The Company’s outstanding January 2020 warrants to purchase up to a total of up to 516,400 shares of common stock and April 2020 warrants to purchase up to 383,306 shares of common stock, respectively, at exercise prices of $2.50 per share contain so-called full-ratchet anti-dilution provisions that are triggered by the sale or issuance of common stock or common stock derivatives at an effective price per share below the exercise price of the warrants, including the recent stock option grants described in Item 5.02, above. As a result, the exercise prices of the warrants will be reduced to $0.58 per share and the number or shares purchasable upon exercise of the April 2020 warrants will increase to 1,648,302.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2023	SIGMA ADDITIVE SOLUTIONS, INC.

	By:	/s/ Jacob Brunsberg
	Name:	Jacob Brunsberg
	Title:	President and Chief Executive Officer